Exhibit 21.7

MVC AUTOMOTIVE GROUP GMBH

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017 and December 31, 2016

(in thousands of Euro)

(Draft 21.08.2018)

Index

Independent Auditors’ Report

Consolidated Financial Statements	I
Consolidated Balance Sheets as of December 31, 2017 and 2016
Consolidated Statements of Income for the years ended December 31, 2017, 2016 and 2015
Consolidated Statements of Comprehensive Income for the years ended December 31, 2017, 2016 and 2015
Consolidated Statements of Cash Flow for the years ended December 31, 2017, 2016 and 2015
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2017, 2016 and 2015

Notes to the Consolidated Financial Statements	II

To the management of

MVC Automotive Group GmbH

Brünner Straße 66

1210 Vienna

Report of independent Auditors

We have audited the accompanying consolidated financial statements of MVC Automotive Group GmbH and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and December 31, 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flow for the years ended December 31, 2017, December 31, 2016 and December 31, 2015.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MVC Automotive Group GmbH and its subsidiaries as of December 31, 2017, December 31, 2016 and December 31, 2015 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

As discussed in Note 2 to the consolidated financial statements, the Company and its subsidiaries are subject to risks and uncertainties that could affect amounts reported in the Company’s financial statements in future periods. Adverse business and economic conditions have resulted in incurred losses through the year ended December 31, 2016, which has reduced the Company’s liquidity required. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2. Our opinion is not modified with the respect to this matter.

As disclosed in Note 12 to the consolidated financial statements, the Company is potentially subject to legal claims relating to the bankruptcy proceedings of the Belgian subsidiary, Cegeac S.A. The Company has not recorded a reserve and is not able to estimate the reasonably likely outcome of these proceedings. Our opinion is not modified with respect to this matter.

Vienna, August 30, 2018

Alexandra Rester

PwC Wirtschaftsprüfung GmbH

CONSOLIDATED FINANCIAL STATEMENTS	MVC AUTOMOTIVE GROUP GMBH	December 31, 2017 and 2016

I.          CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

	December 31, 2017 in EUR thsd.	December 31, 2016 in EUR thsd.
Assets
Cash and cash equivalents	€542	1,733
Trade accounts receivable, net	€7,444	6,964
Inventories	€35,146	36,037
Amounts due from related parties short-term	€0	250
Prepaid expenses and other assets	€4,792	4,257
Total current assets	€47,924	49,241

Other intangible assets, net	€46	91
Property, plant and equipment, net	€19,383	20,644
Deferred tax assets	€670	861
Total non-current assets	€20,098	21,596
Total assets	€68,023	70,837

Liabilities and shareholders’ equity
Bank loans short-term	€4,981	5,602
Current portion of long-term financial liabilities	€656	642
Trade accounts payable	€2,803	1,926
Customer advances/prepayments	€572	962
Financial payables for acquisition of cars	€34,025	37,803
Financial liabilities due to related parties short-term	€0	3,673
Finance lease liabilities short-term	€129	215
Short-term personnel provisions	€56	80
Accrued expenses and other short term liabilities	€4,945	5,101
Income taxes payable	€0	1
Total current liabilities	48,167	56,005

Long-term personnel provisions	€2,864	2,835
Financial liabilities due to related parties	€4,514	165
Bank loans long-term	€8,882	9,368
Finance lease liabilities long- term	€1,651	1,780
Total non-current liabilities	€17,911	14,148

Share capital	€100	100
Capital reserves	€27,190	26,158
Accumulated deficit	€(24,764)	(24,806)
Accumulated other comprehensive loss	€(583)	(768)
Total shareholders’ equity	€1,943	684
Total liabilities and shareholders’ equity	€68,023	70,837

The notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	for the year ended December 31, 2017	for the year ended December 31, 2016	for the year ended December 31, 2015
Revenue	€157,754	149,934	166,016
Cost of sales	€(145,252)	(137,642)	(153,588)
Gross profit	€12,502	12,292	12,428

Operating expenses:
Sales, administrative, and other	€(11,624)	(14,641)	(17,468)
Total operating expenses	€(11,624)	(14,641)	(17,468)

Other operating income:
Income from disposal of property, plant and equipment	€0	2,503	103
Miscellaneous operating income	€275	1,336	217
Total other operating income	€275	3,839	320
Operating income	€1,153	1,490	(4,720)

Interest income	€0	43	70
Interest expense	€(1,264)	(1,292)	(1,710)
Foreign exchange income/(expense)	€377	7	(85)
Other financial result	€(18)	(19)	(90)
Income before income taxes	€248	229	(6,535)

Income tax benefits/(expenses)	€(206)	(69)	(50)
Net profit	€42	160	(6,585)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	for the year ended December 31, 2017 in EUR thsd.		for the year ended December 31, 2016 in EUR thsd.	for the year ended December 31, 2015 in EUR thsd.

Net profit		€42	160	(6,585)
Other comprehensive loss, net of tax:	€
Net unrealized gains (losses) on derivatives
Actuarial losses *		€(5)	(156)	133
Translation adjustments		€190	1	68
Other comprehensive income/ (loss)		€185	(155)	201
Comprehensive income		€227	5	(6,384)

* net of tax effects of EUR 1 thsd. (2016: EUR 52 thsd. and 2015: EUR 44 thsd.)

The notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW

	for the year ended December 31, 2017 in EUR thsd.	for the year ended December 31, 2016 in EUR thsd.	for the year ended December 31, 2015 in EUR thsd.

Operations
Net profit	€42	160	(6,585)
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	€1,409	2,312	1,791
Net recognized losses (gains) on disposal of tangible and intangible assets	€0	(2,503)	(103)
Deferred income taxes	€192	17	40
Personnel provisions	€(1)	(444)	54
Changes in operating assets and liabilities:
Accounts receivable	€223	2,119	(1,512)
Inventories	€891	(3,129)	7,533
Other current assets	€(285)	(858)	1,123
Accounts payable	€(3,291)	(1,957)	(3,950)
Other current liabilities	€(765)	(824)	1,667
Other long-term liabilities	€(140)	(50)	(203)
Net cash (used in) operating activities	€(1,725)	(5,157)	(146)

Investing
Purchases of property, plant and equipment and intangible assets	€(1,360)	(1,636)	(1,545)
Proceeds from disposal of property, plant and equipment and intangible assets	€786	7,501	573
Net cash (used in) investing activities	€(574)	5,865	(972)

Financing
Proceeds from issuance of debt	€1,209	4,356	0
Repayments of debt	€(1,093)	(5,508)	(1,742)
Capital increase	€1,032	0	4,000
Net cash provided by financing activities	€1,148	(1,152)	2,258

Effect of exchange rates	€(40)	2	176

Net change in cash and cash equivalents	€(1,191)	(442)	1,317
Cash and cash equivalents, beginning of period	€1,733	2,175	858
Cash and cash equivalents, end of period	€542	1,733	2,175

Supplemental disclosures
Interest paid, net of capitalized interest	€(1,024)	(1,292)	(1,710)
Income tax paid, net	€(8)	(52)	(7)

The notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	for the years ended December 31, 2017, 2016 and 2015 in EUR thsd.
in EUR thsd	Share capital	Capital reserves	Acc. deficit	Acc. other comprehensive loss	Total

Balance at December 31, 2014	€100	22,158	(18,381)	(813)	3,064

Capital increase	€0	4,000	0	0	4,000
Net profit	€0	0	(6,585)	0	(6,585)
Other comprehensive loss	€0	0	0	201	201
Balance at December 31, 2015	€100	26,158	(24,966)	(613)	679

Net profit	€0	0	160	0	160
Other comprehensive loss	€0	0	0	(155)	(155)
Balance at December 31, 2016	€100	26,158	(24,806)	(768)	684

Capital increase	€0	1,032	0	0	1,032
Net profit	€0	0	42	0	42
Other comprehensive profit	€0	0	0	185	185
Balance at December 31, 2017	€100	27,190	(24,764)	(583)	1,943

The notes are an integral part of these consolidated financial statements.

II.                         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE          1                                        BACKGROUND AND COMPANIES INCLUDED

These Consolidated Financial Statements (together “MVC Automotive Group”) include the accounts of:

•                  MVC  Automotive Group GmbH (Vienna), holding company

•                  MVC Automotive Austria GmbH (Vienna)

•                  MVC Immobilien GmbH (Vienna)

•                  MVC Motors GmbH (Vienna)

•                  Somotra N.V. (Brussels), liquidated in December 2016

•                  Bromalease N.V. (Brussels), sold in April 2016

•                  Auto Motol Beni A.S. (Prague), and

•                  BE & NI Group A.S. (Prague), merged into Auto Motol Beni A. S. in July 2016

MVC Automotive Group GmbH is 100% owned by MVC Capital Inc., USA. All subsidiaries included in “MVC Automotive Group” are 100% owned by MVC Automotive Group GmbH, Vienna.

As of December 31, 2015, consolidated financial statements including MVC Automotive Group GmbH, Austria, and all subsidiaries of MVC Automotive Group GmbH have been prepared for the first time.

MVC Automotive Group was established in September 2007. Today, MVC Automotive Group represents the following brands: Ford, Mazda, Volvo, Land Rover (till 2016), Jaguar, Fiat and Alfa Romeo. Since the beginning of 2018 MVC Automotive Group also represents Jeep and Nissan.

In 2016 MVC Automotive Group has left the Belgian market. On December 22, 2015, Somotra N.V. entered into an agreement with Coventry Motors S.A. to sell the majority of its assets, including 100% of the share in Bromalease, and certain liabilities. The sales contract has been closed due to the notary deed being received on April 6, 2016 and therefore the real estate assets have been transferred to Coventry Motors S.A.

After the proceeds from the liquidation of Somotra’s assets were realized and all third party liabilities were settled or transferred, the company ceased its activities and was closed in December 2016 (refer to Note 2 “Going Concern”).

The deconsolidation of Bromalease in April 2016 does not lead to significant income from disposal of investments on group level beside the income from the disposal of the premises in Drogenbos, which is included in the income from disposal of property plant and equipment.

Regarding the disposal of the premises in Waterloo, Drogenbos (refer to Note 5).

NOTE          2                                        BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). MVC Automotive Group has elected to use the EURO as its reporting currency. Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements may not necessarily reflect MVC Automotive Group’s results of operations, financial position and cash flows in the future or what its results on operations, financial position and cash flows would have been, had each of the entities included in MVC Automotive Group been a stand-alone entity during the periods presented.

The assets and liabilities of the companies are stated at historical costs and are included in the consolidated financial statements of MVC Automotive Group from the beginning of the earliest period presented as if they had always been part of the Consolidated Group.

GOING CONCERN

The consolidated financial statements are prepared under the assumption that the Consolidated Group continues its operations for the foreseeable future.

After net losses of EUR 1.0 million in 2016 and EUR 4.4 million in 2015 the Austrian Subgroup recorded a small profit of EUR 76 thsd. in 2017.

After a period of sustained losses in 2015 the Board took several measures and actions. Restrictive cost cutting measures were set in the whole Group.

The going concern issues of Somotra N.V., Belgium, have been solved by the sale of the business to Coventry Motors S.A. in 2016. With this transaction, MVC Automotive Group has left the Belgian market.

On December 22, 2015, Somotra N.V. has entered into an agreement with Coventry Motors S.A. to sell the majority of its assets and certain liabilities.

The sales contract has been closed due to the notary deed being received on April 6, 2016 and therefore the assets have been transferred to Coventry Motors S.A.

The total purchase price of EUR 5.8 million, was primarily used to repay remaining third party liabilities and the bridge loan of MVC Capital Inc.

In the course of the transaction, all assets have been sold, all third party liabilities have been repaid and all intercompany loans have been forgiven. The transaction has been completed in 2016.

Intercompany loans of MVC Automotive Group GmbH to Somotra N. V., amounting to EUR 5.3 million, that remain unpaid, were covered by a debt waiver in the course of the liquidation process.

Management prepared the consolidated financial statements under the going concern principle as management confirms that future financing a repayment of debts is secured, as sufficient funding and credit lines exists. To improve the capital structure and preserve liquidity of its Austrian operations MVC Automotive Group GmbH received another USD 4.9 million short-term loan from MVC Capital Inc, USA whereof USD 3.8 million were paid in 2016 and USD 1.1 million (EUR 1.0 million) in May 2017. Additionally a capital contribution of EUR 1.0 million was granted in May 2017 from MVC Capital Inc, USA. The maturity date of the total bridge loan of USD 4.9 million is June 30, 2019.

In March 2018 MVC Automotive Group GmbH received another EUR 1.85 million recapitalization from MVC Capital Inc, USA.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of MVC Automotive Group GmbH (Vienna) and its subsidiaries.

Intercompany transactions and balances have been eliminated. Equity investments through which we exercise significant influence over but do not control the investee and are not the primary beneficiary of the investee’s activities are accounted for using the equity method. Investments through which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method.

Subsidiaries are all entities over which MVC Automotive Group GmbH has the power to govern the financial and operating policies. Subsidiaries are fully consolidated from the date on which control is transferred to MVC Automotive Group and are deconsolidated from the date on which MVC’s control ceases.

BUSINESS COMBINATIONS

ASC Topic 805 (“Business Combinations”) requires that companies record acquisitions under the purchase method of accounting. Accordingly, the purchase price is allocated to the tangible assets and liabilities and intangible assets acquired, based on their estimated fair values. The excess purchase price over the fair value is recorded as goodwill. Purchased intangibles with definite lives are amortized over their respective useful lives. When a bargain purchase incurs, which is the case when the fair value of the acquired business exceeds the purchase price, this surplus in fair value is recognized as a gain from bargain purchase.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to long-lived asset and indefinite-lived intangible asset impairment analyses, asset retirement obligations, warranty obligations, restructuring accruals, valuation of deferred taxes, obligations related to income taxes, obligations related to employee benefits and the useful lives of property and equipment.

Actual results could differ from those estimates. Future changes in economic conditions may have a significant effect on such estimates made by management. Management believes the following significant accounting policies affect its more significant estimates, judgments and assumptions used in the preparation of our consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2017 the FASB issued an amendment regarding the transition date related to Accounting Standards Updates for Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). According to this amendment the SEC would not object to a public business entity that otherwise would not meet the definition of a public business entity except for a requirement to the inclusion of its financial statements in another entity’s filing with the SEC adopting (1) ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and (2) ASC Topic 842 for fiscal years beginning after December 15, 2019. The new transition dates are relevant for the implementation of the new standards in our consolidated financial statements.

In March 2017 the FASB issued an update to improve the presentation of net periodic pension cost and net periodic postretirement benefit cost. The amendments in this Update require that an employer disaggregate the service cost component from the other components of net benefit cost. The amendment will be effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted. We anticipate this standard could have an impact on our consolidated financial statements, and we are currently evaluating its impact.

In January 2017 the FASB issued an Update to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The new standard will be effective for annual reporting periods beginning after December 15, 2017. We anticipate this standard could have an impact on our consolidated financial statements, and we are currently evaluating its impact. The new standard does not have an impact on the current financial statements, as a change in evaluation is only prospective.

In June 2016 the FASB issued an update on the measurement of credit losses on financial instruments. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to credit loss estimates. The amendments are effective for fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018. We anticipate this standard will have an impact on our consolidated financial statements, and we are currently evaluating its impact.

In May 2016 the FASB issued an update related to revenue from contracts with customers to clarify the guidance on assessing the collectability criteria, presenting sales taxes and other similar taxes collected from customers, considering noncash, contract modifications at transition, completed contracts at transition and technical correction. The amendments in this update affect the guidance in Accounting Standard “revenue from contracts with customers”, which is not yet effective. The new standard will be effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted, but only for periods beginning after December 15, 2016. We evaluated the impact of this standard on our consolidated financial statements. We anticipate this standard will have no material impact on our consolidated financial statements, except additional disclosure requirements.

In April 2016 the FASB issued an update on the recognition of revenue from contracts with customers to identify performance obligations and to clarify the accounting for licenses of intellectual property. The amendments in this update affect the guidance in the Accounting Standard “revenue from contracts with customers”, which is not yet effective. The new standard will be effective for annual reporting periods beginning after December 15, 2018 and early adoption is permitted, but only for periods beginning after December 15, 2016. We evaluated the impact of this standard on our consolidated financial statements. We anticipate this standard will have no material impact on our consolidated financial statements, except additional disclosure requirements.

In March 2016 the FASB issued a standard related to the recognition of revenue from contracts with customers to clarify the principal versus agent considerations in its new revenue recognition standard. The amendments in this update affect the guidance in Accounting Standard “revenue from contracts with customers”, which is not yet effective. The new standard will be effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted, but only for periods beginning after December 15, 2016. We evaluated the impact of this standard on our consolidated financial statements. We anticipate this standard will have no material impact on our consolidated financial statements, except additional disclosure requirements.

In February 2016 the FASB issued an update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The amendments are effective for fiscal years beginning after December 15, 2019. We anticipate this standard will have an impact on our consolidated financial statements, and we are currently evaluating its impact.

In November 2015 the FASB issued an update to simplify the presentation of deferred income taxes. The amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments are effective for fiscal years beginning after December 15, 2017. This standard had an impact on our consolidated financial statements and we changed the presentation of deferred tax assets and liabilities on the face of the balance sheet to comply with the amendments. The new standard has been adopted on January 1, 2017 on a retrospective method.

In July 2015 the FASB issued an amendment to the accounting standards to align the measurement of inventory according to US GAAP more closely to the measurement of inventory in IFRS. The amendment was effective for fiscal years beginning after December 15, 2016 and there was no material impact on the consolidated financial statements.

In May 2014, the FASB issued a new comprehensive set of revenue recognition principles (ASU No. 2014-09, Revenue from Contracts with Customers) that supersedes most existing U.S. GAAP revenue recognition guidance (including ASC 605-35, Revenue Recognition - Construction-Type and Production-Type Contracts). The new standard will become effective for annual reporting periods beginning after December 15, 2017. We will adopt the standard on January 1, 2018, will apply it retrospectively to all periods presented and will elect the practical expedient for contract modifications.

The new Standard will lead to a change in timing and presentation, but will have no impact to cash or economics.

The new standard requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time based on when control of goods and services transfer to a customer. The effect of applying the new guidance to our existing book of contracts will not have a significant impact on earnings since the majority of revenues is generated by the sale of cars or spare parts. Revenues generated for services rendered are usually completed within a short period (e.g. a few days) leading to no work in progress as of the end of the financial year.

SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue for sales of vehicles and service parts is recognized when persuasive evidence of an agreement exists, the risks and rewards of ownership have transferred to the customer, delivery has occurred or services have been rendered, the price of the transaction is fixed and determinable and collectability is reasonably assured. For vehicles, this is generally when the vehicle is released to the customer. Revenues are recognized net of discounts, including but not limited to, cash sales incentives, customer bonuses and rebates granted. Shipping and handling costs are recorded as cost of sales in the period incurred. Advertising costs are expensed when incurred.

We use price discounts to adjust vehicle pricing in response to a number of market and product factors, including: pricing actions and incentives offered by competitors, economic conditions, sales incentive programs received, the intensity of market competition, consumer demand for the product.

We offer customers the opportunity to purchase separately-priced extended warranty and service contracts. In addition, from time to time we sell certain vehicles with a service contract included in the sales price of the vehicle. The service contract and vehicle qualified as separate units of accounting in accordance with the accounting guidance for multiple-element arrangements. The revenue from these contracts, as well as our separately-priced extended warranty and service contracts, is recorded as a component of Deferred Revenue in the accompanying consolidated financial statements at the inception of the contract and is recognized as revenue over the contract period in proportion to the costs expected to be incurred based on historical information. A loss on these contracts is recognized if the sum of the expected costs for services under the contract exceeds unearned revenue.

We evaluated the impact of the new revenue recognition standard (ASU No. 2014-09, Revenue from Contracts with Customers) on our consolidated financial statements. We anticipate this standard will have no material impact on our consolidated financial statements, except additional disclosure requirements. (refer to page 13)

COST OF SALES AND SELLING, ADMINISTRATIVE AND OTHER EXPENSES

Our income statement classifies our Automotive total costs and expenses into two categories: (i) cost of sales, and (ii) selling, administrative, and other expenses. We include within cost of sales those costs related to the purchase and distribution of our vehicles, parts, and services. Specifically, we include in cost of sales each of the following: purchase costs of new and used vehicles; service parts; freight costs; warranty; labor and other costs related to the purchase of our products and services rendered; depreciation and amortization and other associated costs. We include within selling, administrative, and other expenses labor and other costs not directly related to the purchase of our products and services rendered, including such expenses as advertising and sales promotion costs. Advertising, sales promotion and other product-related costs are also expensed as incurred.

We record the revenues of incentive programs offered by the manufacturer as a reduction to cost of sales at the time of the purchase from the manufacturer.

We establish reserves for product warranty obligations, including the estimated cost of these services, when the related sale is recognized. The estimated future costs of these actions are principally based on assumptions, as well as historical claims experience for our vehicles.

Costs associated with these actions are recorded in Cost of Sales.

RESTRUCTURING ACTIONS —EXIT AND DISPOSAL ACTIVITIES

We account for employee separation, exit and disposal activities in accordance with the relevant accounting guidance on these topics. Actions associated with restructuring plans include, but are not limited to, workforce reductions, capacity adjustments.

Costs associated with these actions may include, but are not limited to, employee severance, accelerated post-employment benefits, relocations, contract terminations, and legal claims.

Post-employment benefits accrued for workforce reductions related to restructuring activities are recorded in the period when it is probable that employees will be terminated.

Other associated costs such as relocations, contract terminations are recorded when the costs are incurred. Costs associated with actions that will exceed one year are reflected on a discounted basis.

INCOME TAXES

MVC Automotive Austria GmbH, Vienna, is a group parent for corporate income tax purposes for MVC Immobilien GmbH, Vienna, and MVC Motors GmbH, Vienna. Under group taxation provisions in Austria, the profits and losses of group members are offset, reducing the basis for calculating corporate income tax. Therefore MVC Automotive Austria GmbH is the only entity recognized for corporate income tax purposes for group taxation.

The holding company MVC Automotive Group GmbH, Vienna, and the subsidiary Auto Motol Beni A.S. (Prague), are classified as separate entities for income tax purposes. Their income or loss is included in the income tax returns of their respective countries.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for net operating loss and tax credit carryforwards and the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are recognized if it is more likely than not that the benefit from the deferred tax asset will not be realized. In addition, current income taxes include adjustments to accruals or uncertain tax positions and related interest expense or income.

CASH AND CASH EQUIVALENTS

Highly liquid investments with original maturities of three months or less at the date of purchase are classified as cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at nominal value less an allowance for doubtful accounts.

A significant percentage of our accounts receivable is derived from sales of new and used vehicles to customers. In order to monitor potential credit losses, we perform ongoing credit evaluations of our customers’ financial conditions.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

We maintain an allowance for doubtful accounts as a contra asset to our accounts receivable balances. A provision for probable losses is charged against selling, administrative and other expenses to maintain the allowance for doubtful accounts at an amount management believes represents the best estimate of potential losses related to specifically identified receivables, as well as probable losses inherent in all other receivables as of the balance sheet date. Management periodically and systematically evaluates the adequacy of the allowance for doubtful accounts by reviewing historical loss experience, delinquency statistics and other factors in the economy that are expected to have an impact on the losses incurred, in addition to specifically identified probable losses. As of December 31, 2017 the allowance for doubtful debts amounts of EUR 47 thsd., as of December 31, 2016 of EUR 49 thsd.). As of December 31, 2017 and 2016 the amount of past due receivables without allowance recorded is immaterial.

INVENTORIES

Inventories are stated at acquisition cost, subject to the lower of cost or net realizable value. Cost includes net prices paid for vehicles and spare parts purchased, charges for freight and overhead related to the purchase of inventories. MVC regularly reviews inventory quantities on hand, stock turn ratios, future purchase commitments with our suppliers, and the estimated utility of our inventory. These reviews include analysis of demand forecasts, current sales levels, pricing strategy, and cost trends. Used cars shall be reviewed monthly based on Eurotax-valuation. If our review indicates a reduction in utility below carrying value, we reduce our inventory to a new cost basis through a charge to cost of sales. The determination of market value and the estimated volume of demand used in the lower of cost or market analysis require significant judgment. The costing methodology for the cost of inventory within the MVC Automotive Group is at average cost.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is generally provided using the straight-line method over the estimated useful lives of the assets.

Capital leased assets are recorded at the present value of future lease obligations. Depreciation is calculated using the straight-line method over the estimated useful lives. Leasehold improvements are depreciated over the lesser of the estimated useful life of the leasehold improvement or the term of the underlying lease. Maintenance is expensed during the financial period in which they incurred.

Estimated useful lives of the assets are as follows:

Asset	Useful life
Land and buildings	10-30 years
Machinery, equipment and others	3-10 years

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets held and used (such as property, plant and equipment) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of an asset or asset group to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or group of assets. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or group of assets exceeds the fair value of the asset or group of assets.

OTHER INTANGIBLE ASSETS

Intangible assets that have a definite useful life are generally amortized over their respective estimated useful lives, on a straight-line basis. The estimated useful lives of the intangible assets are reviewed by management each reporting period and whenever changes in circumstances indicate that the carrying value of the assets may not be recoverable.

FOREIGN CURRENCY

The functional currency of the companies included in these consolidated financial statements is the respective entity’s local currency. The assets and liabilities of our foreign operations, where the functional currency is the respective entity’s local currency, are translated into EUR using the exchange rate in effect as of the balance sheet date. Income statement amounts are translated at the average exchange rate prevailing during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (AOCI).

Foreign currency exchange gains and losses arising from fluctuations in currency exchange rates on transactions and the effects of remeasurement of monetary balances denominated in currencies other than the functional currency are recorded in earnings as incurred and are included in other income.

FAIR VALUE MEASUREMENTS

The measurement of fair value is based on a three-tier hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the balance sheet date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the balance sheet date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument and can be derived from observable data.

Level 3 — Pricing inputs include significant inputs that are generally not observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

At each balance sheet date, we perform an analysis of all instruments potentially subject to fair value measurement and include in Level 3 all of those whose fair value is based on significant unobservable inputs.

As of December 31, 2017 and 2016 MVC Automotive Group’s financial instruments measured at fair value primarily consist of Level 1 financial instruments such as cash and cash equivalents.

We measure debt at fair value for purposes of disclosure (see Note 10) using quoted prices from similar public debt with approximately the same remaining maturities, where possible. Where quoted prices are not available, we estimate fair value using discounted cash flows and market-based expectations for interest rates, credit risk, and the contractual terms of the debt instruments. For short-term debt with an original maturity date of one year or less, we assume that book value is a reasonable approximation of the debt’s fair value. The fair value of debt is categorized within Level 2 of the hierarchy.

NOTE          3                                        ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of AOCI as of December 31, 2017, 2016 and 2015 were as follows (in EUR thsd):

	Actuarial
	gains	Translation
in EUR thsd	(losses)	adjustments	Total
Balance at December 31, 2014	(580)	(233)	(813)
Total gain (loss) recorded in OCI	177	67	244
Tax effect	(44)	0	(44)
Balance at December 31, 2015	(447)	(166)	(613)
Total gain (loss) recorded in OCI	(208)	1	(207)
Tax effect	52	0	52
Balance at December 31, 2016	(603)	(165)	(768)
Total gain (loss) recorded in OCI	(6)	190	184
Tax effect	1	0	1
Balance at December 31, 2017	(608)	25	(583)

Actuarial losses reclassified from other comprehensive loss to operating loss were EUR 44 thsd. in the year ended December 31, 2017,  EUR 29 thsd. in the year ended December 31, 2016 and EUR 40 thsd. in the year ended December 31, 2015.

NOTE          4                                        INVENTORIES

The components of inventories as of December 31, 2017 and 2016 were as follows (in EUR thsd):

	2017	2016
Raw materials and supplies	2,320	2,235
New cars	25,373	27,837
Used cars	7,453	5,965
Total	35,146	36,037

As of December 31, 2017 an inventory write-downs amounting to EUR 475 thsd. were recorded (December 31, 2016: EUR 586 thsd.).

NOTE          5                                        PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment as of December 31, 2017 and 2016 were as follows (in EUR thsd):

	Range of
	Useful Lives
	(years)	2017	2016
Land and buildings	10-30	25,672	25,422
Machinery, equipment and others	3-10	4,075	5,649
Prepayments (tangible assets) and Assets under construction		79	2
		29,826	31,073
Accumulated depreciation		(10,443)	(10,429)
Total		19,383	20,644

In 2017 display cars of the Czech subsidiary amounting to a book value of EUR 807 thsd. as of December 31, 2017, were reclassified to inventories according to the group accounting principles.

At the beginning of 2017 an exit scenario was agreed between MVC Motors GmbH and the owner of Triester Strasse 207-209, Vienna, Austria. The operative business was merged in September 2016 into the location Brunn am Gebirge, Austria. This fact led to an impairment of tangible assets of EUR 658 thsd. 2016 and a contract penalty of EUR

1.1 million. These expenses were covered by an additional financing of MVC Capital Inc. (refer to Note 2).

On December 22, 2015 Somotra N.V. entered into an agreement with Coventry Motors S.A. to sell the majority of its assets, including the premises in Waterloo, Drogenbos.  The closing of the deal took place in April 2016. The proceeds from the disposal of these assets amount to EUR 7.0 million. The related book value amounts to EUR 4.7 million as of the transaction date, resulting in income from the disposal of property, plant and equipment of EUR 2.2 million (refer to Note 2).

In January 2016 the Czech subsidiary sold the premises in Strakonicka with a book value of EUR 330 thsd. and proceeds from the disposal of assets of EUR 630 thsd., resulting in income from the disposal of property, plant and equipment of EUR 300 thsd.

Depreciation of property, plant and equipment was EUR 1,379 thsd. in the year ended December 31, 2017 (2016: EUR 2,270 thsd. and 2015: EUR 1,586 thsd.).

NOTE          6                                        OTHER INTANGIBLE ASSETS, NET

The components of other intangible assets, net as of December 31, 2017 and 2016 were as follows (in EUR thsd):

	Range of
	Useful Lives	2017	2016
Concessions, licenses and similar rights	3-5	1,111	1,109
Accumulated amortization		(1,065)	(1,018)
Total		46	91

Amortization for intangible assets was EUR 46 thsd. in the year ended December 31, 2017 (2016: EUR 42 thsd. and 2015: EUR 205 thsd.).

The expected amortization for intangible assets for the next five years is immaterial.

NOTE          7                                        TRADE ACCOUNTS RECEIVABLE, NET

The components of trade accounts receivable, net as of December 31, 2017 and 2016 were as follows (in EUR thsd):

	2017	2016

Trade accounts receivable	7,491	7,013
Allowance for doubtful accounts	(47)	(49)
Trade accounts receivable, net	7,444	6,964

NOTE          8                                        PREPAID EXPENSES AND OTHER ASSETS

The components of prepaid expenses and other assets as of December 31, 2017 and 2016 were as follows (in EUR thsd):

	2017	2016
Short-term tax receivables	1,564	1,761
Prepaid expenses	1,251	940
Guarantees and deposits	828	664
Sales and marketing incentives	672	385
Other	477	507
Total	4,792	4,257

NOTE          9                                        ACCRUED EXPENSES AND OTHER SHORT-TERM LIABILITIES

The components of accrued expenses and other short-term liabilities as of December 31, 2017 and 2016 were as follows (in EUR thsd):

	2017	2016
Personnel costs	1,773	1,786
Credit balances customers	768	876
Taxes other than income taxes	690	824
Deferred income	409	282
Product warranty costs	52	172
Other	1,253	1,161
Total	4,945	5,101

NOTE   10           FINANCIAL LIABILITIES

The components of financial liabilities as of December 31, 2017 and 2016 were as follows (in EUR thsd):

		2017
Financial liabilities < 1 year	Interest Rate	Fair Value	Carrying Value
Financial payables for acquisition of cars short-term
Car Financing Austria	variable 2.9 - 4.9%	23,670	23,670
Car Financing Czech Republic	variable 1.5 - 7.7%	10,355	10,355
Total financial payables for acquisition of cars short-term		34,025	34,025

Bank loans short-term
Revolving facilities Austria	variable 1.35 - 2.80%	4,718	4,718
Other current accounts	floating	263	263
Total bank loans short-term		4,981	4,981

Finance lease liabilities short-term
Finance lease Austria	variable 3.6%	129	129
Total finance lease liabilities short-term		129	129

		2017
Financial liabilities > 1 year	Interest Rate	Fair Value	Carrying Value
Financial liabilities due to related parties long-term
MVC Inc.	fixed 6%	4,360	4,360
Tekers Holdings	fixed 4%	198	198
Total financial liabilities due to related parties long-term		4,558	4,558
thereof current portion long-term debt		44	44
thereof financial liabilities long-term		4,514	4,514

Bank loans long-term
Loan AMB	variable 1.36%	2,266	2,266
Loan MVC Immo, Austria	variable 1.67%	7,228	7,228
Total Bank loans long-term		9,494	9,494
thereof current portion long-term debt		612	612
thereof bank loans long-term		8,882	8,882

Finance lease liabilities long term
Finance lease Austria	variable 2.27 - 3.60%	1,651	1,651
Total finance lease liabilities long term		1,651	1,651

		2016
Financial liabilities < 1 year	Interest Rate	Fair Value	Carrying Value
Financial liabilities due to related parties short-term
MVC Inc.	fixed 6%	3,673	3,673
Total financial liabilities due to related parties short-term		3,673	3,673

Financial payables for acquisition of cars short-term
Car Financing Austria	variable 2.8 - 6.5%	29,063	29,063
Car Financing Czech Republic	variable 1.9 - 9.0%	8,740	8,740
Total financial payables for acquisition of cars short-term		37,803	37,803

Bank loans short-term
Revolving facilities Austria	variable 1.35 - 2.75%	5,580	5,580
Other current accounts	floating	22	22
Total bank loans short-term		5,602	5,602

Finance lease liabilities short-term
Finance lease Austria	variable 3.6%	215	215
Total finance lease liabilities short-term		215	215

		2016
Financial liabilities > 1 year	Interest Rate	Fair Value	Carrying Value
Financial liabilities due to related parties long-term
Tekers Holdings	fixed 4%	209	209
Total financial liabilities due to related parties long-term		209	209
thereof current portion long-term debt		44	44
thereof financial liabilities long-term		165	165

Bank loans long-term
Loan AMB	variable 1.32%	2,391	2,391
Loan MVC Immo, Austria	variable 1.95%	7,575	7,575
Total Bank loans long-term		9,966	9,966
thereof current portion long-term debt		598	598
thereof bank loans long-term		9,368	9,368
Finance lease liabilities long term
Finance lease Austria	variable 2.27 - 3.60%	1,780	1,780
Total finance lease liabilities long term		1,780	1,780

MVC Automotive Group and its subsidiaries borrow under separate short-term lines of credit with banks in the countries where they are located. The lines contain general provisions concerning renewal and continuance at the option of the banks.

Short-term lines of credit including lines for car financing amount to EUR 12.7 million as of December 31, 2017 (December 31, 2016: EUR 11.2 million). The outstanding (drawn)

amount as of December 31, 2017 was EUR 7.9 million (December 31, 2016: EUR 6.8 million). The undrawn amount of credit facilities amounts to EUR 4.8 million as of December 31, 2017 (December 31, 2016: EUR 4.4 million).

For a credit facility of EUR 6.5 million (December 31, 2016: EUR 6.5 million) due in July 2018 with Erste Bank der oesterreichischen Sparkassen AG, Vienna, Austria, of which a net amount of EUR 4.5 million  was drawn as of December 31, 2017 (December 31, 2016: EUR 4.7 million), the financing bank obtained a letter of comfort from MVC Capital Inc.

As of December 31, 2017 long-term loans of EUR 9.5 million (December 31, 2016: EUR 10.0 million) are secured by a mortgage on real estate.

Thereof EUR 7.2 million (December 31, 2016: EUR 7.6 million) are related to a loan of MVC Immobilien GmbH, Vienna, with Bawag PSK AG, Vienna, Austria, secured by mortgage of real estate valid until September 30, 2019.

In the Czech Republic a loan of EUR 3.2 million as of December 31, 2015  related to BE/NI Group a.s., Prague, Czech Republic, for the acquisition of the property in Orech, Czech Republic was repaid in 2016. In the course of the merger of Auto Motol Beni a.s. (Prague) and BE/NI Group a.s,  Auto Motol Beni a.s. (Prague) entered into a new long term financing agreement with Ceska Sporitelna s.r.o. secured by mortgage of real estate. The maturity date is May 2026 and the outstanding amount as of December 31, 2017 EUR 2.3 million (December 31, 2016: EUR 2.4 million).

Outstanding car financing facilities of EUR 34.0 million as of December 31, 2017 (December 31, 2016: EUR 34.6 million) for car financing are secured by reservation of title of the financed cars.

In Austria,  outstanding car financing facilities as of December 31, 2017 are with Santander Consumer Bank GmbH, Vienna, EUR 2.6 million (December 31, 2016: EUR 0.6 million), Ford Credit Europe Bank PLC, London, EUR 20.2 million (December 31, 2016: EUR 27.6 million), Autobank AG, Vienna, EUR 0.7 million (December 31, 2016: EUR 0.7 million) and FCA Bank GmbH EUR 0.1 million (December 31, 2016: EUR 0.1 million). Undrawn credit lines for car financing amount to EUR 1.6 million as of December 31, 2017 (December 31, 2016: EUR 2.1 million).

In the Czech Republic, outstanding car financing facilities as of December 31, 2017 are with FCE Credit, s.r.o., Prague, EUR 8.7 million (December 31, 2016: EUR 6.9 million),

sAutoleasing a.s., Prague, EUR 1.0 million (December 31, 2016: EUR 1.0 million) and CSOB Leasing a.s., Prague, EUR 0.7 million (December 31, 2016: EUR 0.8 million).

Loans of Somotra N.V. Drogenbos, Belgium of EUR 1.9 million as of December 31, 2015 with ING Belgique s.a., Brussels, and outstanding short term credit lines of EUR 3 million used for car financing for Jaguar Land Rover brands with FGA Capital Belgium SA were repaid in 2016 due to the liquidation process.

The table below summarizes the maturities and conditions of all financial liabilities, including the financing of cars acquired for business purposes (in EUR thsd.):

Debt maturities as of December 31, 2017	Carrying Value	Interests	Expected Payments
2018	39,791	2,353	42,144
2019	11,614	460	12,074
2020	375	62	437
2021	376	56	431
2022	356	48	404
thereafter	2,327	148	2,475
Total	54,838	3,127	57,965

The Group reports a positive shareholder’s equity as of December 31, 2017 in the amount of EUR 1,943 thsd. (December 31, 2016: EUR 684 thsd. and December 31, 2015: EUR 679 thsd.). At this point in time, short-term liabilities exceed short-term assets by EUR 243 thsd. (December 31, 2016: EUR 6,764 thsd. and December 31, 2015: EUR 13,787 thsd.). As of December 31, 2017, the Group generated a net profit for the year in the amount of EUR 42 thsd., (December 31, 2016 EUR 160 thsd., including EUR 2,503 thsd. from the disposal of property and as of December 31, 2015 a net loss of EUR -6.6 million) (refer to Note 5).

The parent company MVC Capital, Inc., New York, USA, granted short term financing of USD 3,797 thsd. to the Company in 2016. Further liquidity has been provided by MVC Capital Inc. in the total amount of EUR 2.0 million in May 2017, consisting of a short-term loan amounting to USD 1.1 million (EUR 1.0 million) and of a capital contribution amounting to EUR 1.0 million.

The maturity date of the total bridge loan is June 30, 2019 (refer to Note 17).

In addition, there exist unlimited credit lines with Ford Banks for Austria and the Czech Republic. Management assumes that future financing and repayment of debts are secured, as sufficient funding and credit lines exist.

Interest expenses for bank loans and car financing amount to EUR 1,264 thsd. in the year ended December 31, 2017 (2016: EUR 1,292 thsd. and 2015: EUR 1,710 thsd.).

NOTE   11           INCOME TAXES

VALUATION OF DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards on a taxing jurisdiction basis. We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which we expect the temporary differences to be recovered or paid.

Our accounting for deferred tax consequences represents our best estimate of the likely future tax consequences of events that have been recognized on our financial statements or tax returns and their future probability. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized, we record a valuation allowance.

The following table summarizes income tax (benefits) expenses before income taxes by jurisdiction (in EUR thsd.):

	2017	2016	2015
Current income tax benefit/(expense)
Austria (domestic income tax)	(7)	(7)	(8)
Belgium (foreign income tax)	0	0	0
Czech Republic (foreign income tax)	(8)	(45)	0
	(15)	(52)	(8)
Deferred income tax benefit/(expense)
Austria (domestic income tax)	(131)	(60)	(15)
Belgium (foreign income tax)	0	0	0
Czech Republic (foreign income tax)	(60)	43	(27)
	(191)	(17)	(42)
Total	(206)	(69)	(50)

A reconciliation of income tax (benefit) expense provided using the Austrian federal statutory tax rate of 25 percent to actual income taxes for 2017, 2016 and 2015 was as follows (in EUR thsd):

Income tax benefit/(expense)	2017	2016	2015
Income/ (loss) before income tax	248	229	(6,535)
Tax benefit at statutory tax rate	(62)	(57)	1,634
Valuation allowances	(704)	(851)	(2,284)
Foreign statutory rate difference	(1)	(14)	(1)
Unrecognized tax benefits of prior periods used in current period	0	459	0
Tax credit	540	263	500
Other	22	132	102
Total	(206)	(69)	(50)

Unrecognized tax benefits amount as of December 31, 2017, 2016 and 2015 as follows (in EUR thsd):

Unrecognized tax benefits	2017	2016	2015
Unrecognized tax benefits at beginning of period	8,482	11,562	9,484
Increases for tax positions in current period	164	747	2,078
Decreases for tax positions deconsolidation	0	(3,369)	0
Unrecognized tax benefits of prior periods used in current period	0	(459)	0
Unrecognized tax benefits at end of period	8,646	8,482	11,562

Operating losses carried forward from previous years for tax purposes were EUR 28.7 million at December 31, 2017 (December 31, 2016: EUR 25.7 million), resulting in a deferred tax asset of EUR 7.2 million as of December 31, 2017 (December 31, 2016, EUR 6.4 million). Deferred taxes from unrecognized tax benefits of the current period amount to EUR 1.5 million as of December 31, 2017 (December 31, 2016: EUR 2.0 million).  There is no expiration date for tax losses of EUR 7.2 million. Tax benefits of operating loss and tax credit carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances.

In the absence of enough evidence of future profits, management decided to impair the deferred tax asset on, resulting in a valuation allowance of EUR 8.6 million as of December 31, 2017  (December 31, 2016: EUR 8.5 million) primarily for deferred tax assets related to tax losses carried forward and unrecognized tax benefits.

Deferred tax assets and liabilities result from differences between assets and liabilities measured for financial reporting purposes and those measured for income tax return purposes.

The table below summarizes the significant components of deferred tax assets and liabilities as of December 31, 2017 and 2016 (in EUR thsd):

Deferred Tax Assets	2017	2016
Inventory	35	35
Personnel provisions	590	641
Property, plant and equipment	51	68
Receivables	78	104
Unused tax losses	7,167	6,463
Unused tax credits	1,479	2,019
Other	7	13
Total Gross Deferred Tax Assets	9,407	9,343
Less: Valuation Allowance	(8,646)	(8,482)
Total Net Deferred Tax Assets	761	861

Deferred Tax Liabilities	2017	2016
Property, plant and equipment	0	0
Loans payable	(91)	0
Other	0	0
Total Deferred Tax Liabilities	(91)	0

Net Deferred Tax Assets	670	861

NOTE                    12                                          COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

LITIGATION

As of December 31, 2017 and 2016 no material claims and proceedings are pending.

Reserves have been established for matters in which we believe that losses are probable and can be reasonably estimated.

CEGEAC

On March 11, 2014 the Belgian subsidiary Cegeac S.A. declared bankruptcy. From the date of the bankruptcy order the company (and therefore, the directors) lost the right to manage its assets. All payments, acts or transactions carried out by the company and all payments made to the company after the declaration of bankruptcy are void. The trustee in bankruptcy represents the company took over the running of the business. The trustee in bankruptcy has wide discretionary powers including a power to sell the assets of the company and to distribute the proceeds to creditors.

These restrictions due to the bankruptcy proceedings and other restrictions limit MVC Automotive Group’s ability to benefit from the investment and maintain a controlling interest in the Belgian subsidiary. Therefore the investment in Cegeac S.A. is stated “at cost” and fully impaired as of December 31, 2017 and 2016.

In course of the bankruptcy proceedings various legal actions, governmental investigations, claims and proceedings are pending including matters arising out of employment-related matters; dealer, supplier and other contractual relationships. The matters include claims from current and former employees related to alleged unpaid wage, benefit, severance and other compensation matters.

As of December 31, 2017 and 2016, investments and amounts due from the Belgian subsidiary Cegeac were written off. As of December 31, 2017 and 2016 the consolidated financial statements include no payables to Cegeac.

In connection with the bankruptcy proceedings for Cegeac in November 2014 potential claims against MVC Automotive Group GmbH have been communicated to the Company. An official claim was sent in October 2015 to all involved parties. A unified defense will be worked out and a D&O insurance is contracted to carry all costs that may incur.

MVC Automotive Group’s Management cannot rule out that an adverse outcome from such proceedings could also have negative impact on these consolidated financial statements as of December 31, 2017 and 2016. Management cannot estimate the reasonably likely outcome of these proceedings.

As of December 31, 2017 and 2016 no reserves for litigation losses are recorded at consolidated financial statements level. Bankruptcy proceedings and litigation are inherently unpredictable, however; and unfavorable resolutions could occur. Accordingly it is reasonably possible that an adverse outcome from such proceedings could also have a negative impact on companies included in the consolidated financial statements.

GUARANTEES AND INDEMNIFICATIONS

Guarantees and indemnifications are recorded at fair value at their inception. We regularly review our performance risk under these arrangements, and in the event it becomes probable we will be required to perform under the guarantee or indemnification, the amount of probable payment is recorded.

As of December 31, 2017 and 2016 the maximum potential payments and the carrying value of recorded liabilities related to guarantees and limited indemnities are immaterial.

ARRANGEMENTS WITH KEY SUPPLIERS

From time to time, in the ordinary course of our business, we enter into various arrangements with key suppliers in order to establish strategic and technological advantages. These arrangements do not contain unconditional purchase obligations to purchase a fixed or minimum quantity of goods and/or services with fixed and determinable price provisions.

LONG-TERM WARRANTY AND SERVICE CONTRACTS

We offer customers the opportunity to purchase separately-priced extended warranty and service contracts. In addition, from time to time we sell certain vehicles with a service contract included in the sales price of the vehicle. The revenue from these contracts, as well as our separately-priced extended warranty and service contracts, is recorded as a component of deferred revenue at the inception of the contract and is recognized as revenue over the contract period in proportion to the costs expected to be incurred based on historical information. A Loss on these contracts is recognized if the sum of the expected costs for services under the contract exceeds unearned revenue. The total amount of revenues and expenses related to these contracts is not material.

CONDITIONAL ASSET RETIREMENT OBLIGATIONS

In connection with certain agreements, we have entered into agreements indemnifying certain lessors and other parties with respect to environmental conditions and other closure costs pertaining to real property we leased (owned).

It is not possible to estimate our maximum exposure under these indemnifications or guarantees due to the conditional nature of these obligations. Immaterial amounts have been recorded for such obligations as the majority of them are not probable or estimable at this time and the fair value of the guarantees at issuance was insignificant.

Asset retirement obligations relate to legal obligations associated with retirement of tangible long-lived assets that result from acquisition, construction, development or normal operation of a long-lived asset. An analysis is performed of such obligations associated with all real property owned or leased, including facilities, warehouses and offices.

Estimates of conditional asset retirement obligations relate, in the case of owned properties, to costs estimated to be necessary for the legally required removal or remediation of various regulated materials. For leased properties such obligations relate to the estimated cost of contractually required property restoration. At December 31, 2017 and 2016 accruals for asset retirement obligations were not material.

NON CANCELABLE OPERATING LEASES AND FINANCE LEASES

The following table summarizes our minimum commitments under non cancelable operating leases and Finance leases having initial terms in excess of one year, primarily for property.

The majority of our lease payments are for operating leases. As of December 31, 2017, the future minimum rental commitments under operating and finance leases with non-cancelable lease terms in excess of one year were as follows (in EUR thsd):

Minimum
Operating Leases	commitments
2018	1,302
2019	966
2020	966
2021	536
2022	146
Thereafter	404
Total	4,319

Rental expense under operating leases was EUR 2,403 thsd. in the year ended December 31, 2017 (2016: EUR 1,904 thsd. and 2015: EUR 2,056 thsd.).

	Minimum	Interest	Principal
Finance Leases	commitments	Payments	Payments
2018	167	37	130
2019	101	35	66
2020	101	34	67
2021	101	33	68
2022	101	31	70
Thereafter	1,529	148	1,381
Total	2,098	318	1,780

Interest expense under finance leases was EUR 44 thsd. in the year ended December 31, 2017 (2016: EUR 50 thsd. and 2015: EUR 60 thsd.).

Finance leases included in property, plant and equipment are as follows (in EUR thsd):

Finance Leases - Assets	2017	2016
Land and Buildings	1,970	1,970
Machinery and equipment	1,215	1,215
	3,185	3,185
Less accumulated depreciation	(1,371)	(1,184)
Total	1,814	2,001

In February 2013 MVC Immobilien GmbH (lessor) and Hypo Tirol Leasing Wiener Betriebsansiedlungen GmbH signed a long term lease agreement in regard to business premises in Brunn am Gebirge. The contract was concluded based on a purchase price for land & buildings of EUR 4.6 million and a no cancelable lease term of 15 years. Because of the purchase obligation for MVC Immobilien GmbH to acquire the premises at the end of the lease term this contract was classified a finance lease.

RENTAL CONTRACTS BUILDINGS

		EUR thsd
Lessor, Site	End of Contract	Annual rent
Fomoco, Vienna	December 2020	380
CPB Immobilien, Vienna	December 2021	390
Deutsch, Vienna	December 2017	200
other, Vienna	indefinite	100
Hypo Tirol Leasing, Brunn am Gebirge	February 2028	62
Obec, Orech	December 2020	50
Total annual rent		1,182

NOTE                    13                                          FAIR VALUE MEASUREMENTS

The following summarizes our financial assets and liabilities measured at fair value for disclosure purposes on a recurring basis as of December 31, 2017 and 2016 (in EUR thsd):

	2017		2016
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Cash and cash equivalents	542	542	1,733	1,733
Financial Liabilities (Note 10)	54,838	54,838	59,248	59,248

The estimated fair values have been determined by using available market information and valuation methodologies as described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value.

CASH AND CASH EQUIVALENTS

The carrying value of cash and cash equivalents approximates fair value due to the short maturity of these instruments and consists primarily of cash, marketable securities and time deposits.

FINANCIAL LIABILITIES

We estimate the fair values of our financial liabilities using quoted market prices where available. Where market prices are not available, we estimate fair value by discounting future cash flows using market interest rates, adjusted for non-performance risk over the remaining term of the financial liability.  For short-term debt with an original maturity date of one year or less, we assume that book value is a reasonable approximation of the debt’s fair value.

NOTE                    14                                          EMPLOYEE RETIREMENT AND OTHER BENEFITS

We sponsor both noncontributory and contributory defined other post employment benefit obligations plans.

We have defined other post employment benefit obligations plans (OPEB), primarily severance and jubilee benefits, in Austria and Belgium covering hourly and salaried employees. The largest portion of our worldwide obligation is associated with Austrian statutory severance payments obligations. Our OPEB plans are unfunded and the benefits are paid from general Company cash.

Employees of MVC Automotive Group, which joined the Austrian subsidiaries after 2002 are members of state managed retirement benefit schemes operated by the relevant governments. MVC Automotive Group is required to contribute a 1.54 percent of payroll costs to these schemes to fund the benefits. The only obligation of MVC Automotive Group with respect to these schemes is to make the specified contributions. The assets of the plans are held separately from those of MVC Automotive Group in funds under the control of trustees. The contribution amounts to EUR 98 thsd. in the year ended December 31, 2017 (2016: EUR 106 thsd. and 2015: EUR 130 thsd.).

Defined benefit pension and OPEB plan obligations are measured based on the present value of projected future benefit payments for all participants for services rendered to date. The measurement of projected future benefits is dependent on the provisions of each specific plan, demographics of the group covered by the plan, and other key measurement assumptions. For plans that provide benefits dependent on salary assumptions, we include a projection of salary growth in our measurements. No assumption is made regarding any potential changes to benefit provisions beyond those to which we are presently committed (e.g., in existing labor contracts).

The net periodic benefit costs associated with the Company’s defined benefit pension and OPEB plans are determined using assumptions regarding the benefit obligation as of the beginning of each year. Net periodic benefit costs are recorded in Automotive cost of sales and Selling, administrative, and other expenses. The benefit obligations are determined using assumptions as of the end of each year. The impact of plan amendments and actuarial gains and losses are recorded in Accumulated other comprehensive income/ (loss), and generally are amortized as a component of net periodic cost over the remaining service period of our active employees. Unamortized gains and losses are amortized only to the extent they exceed 10% of the market-related value of the benefit obligation of the respective plan (i.e., outside of corridor).

Curtailment gains or losses are recorded when an event occurs that significantly reduces the expected years of future service or eliminates the accrual of defined benefits for the future services of a significant number of employees. Upon a settlement, we recognize the proportionate amount of the unamortized gains and losses if the cost of all settlements during the year exceeds the interest component of net periodic cost for the affected plan. Expense from curtailments and settlements is recorded in Automotive cost of sales and Selling, administrative, and other expenses.

BENEFIT OBLIGATIONS

The following summarizes the changes in benefit obligations in the year ended December 31, 2017, 2016 and 2015 (in EUR thsd):

	Severance	Jubilee	Total
Defined benefit obligations December 31, 2014	(2,583)	(691)	(3,274)
Current Service costs (-)	(115)	(45)	(160)
Interest costs (-)	(64)	(17)	(81)
Actuarial gains/(losses)	132	131	263
Payments	70	31	101
Defined benefit obligations December 31, 2015	(2,560)	(591)	(3,151)
Current Service costs (-)	(110)	(38)	(148)
Interest costs (-)	(61)	(13)	(74)
Actuarial gains/(losses)	(237)	160	(77)
Payments	482	53	535

Defined benefit obligations December 31, 2016	(2,486)	(429)	(2,915)
Current Service costs (-)	(103)	(18)	(121)
Interest costs (-)	(37)	(6)	(43)
Actuarial gains/(losses)	(51)	(37)	(88)
Payments	213	34	247
Defined benefit obligations December 31, 2017	(2,464)	(456)	(2,920)

EXPENSE

The following summarizes the expenses in the year ended December 31, 2017, 2016 and 2015 (in EUR thsd):

	2017
Benefit obligations for	Severance	Jubilee	Total
Service cost	(103)	(18)	(121)
Interest cost	(37)	(6)	(43)
Amortization of actuarial gains/(losses)	(44)	(37)	(81)
Net (expense)/income	(184)	(61)	(245)

	2016
Benefit obligations for	Severance	Jubilee	Total
Service cost	(110)	(38)	(148)
Interest cost	(61)	(13)	(74)
Amortization of actuarial gains/(losses)	(29)	160	131
Net (expense)/income	(200)	109	(91)

	2015
Benefit obligations for	Severance	Jubilee	Total
Service cost	(115)	(45)	(160)
Interest cost	(64)	(17)	(81)
Amortization of actuarial gains/(losses)	(41)	131	90
Net (expense)/income	(220)	69	(151)

ASSUMPTIONS

Assumptions used to determine the benefit obligation and expense were as follows:

Weighted-Average Assumptions used to determine	2017
Benefit Obligations	Severance	Jubilee

Discount rate —ongoing benefits	1.35%	1.35%
Rate of compensation increase	2.00%	2.00%

Weighted-Average Assumptions Used to Determine Periodic Costs:
Discount rate —ongoing benefits	1.50%	1.50%
Rate of compensation increase	2.00%	2.00%

Weighted-Average Assumptions used to determine	2016
Benefit Obligations	Severance	Jubilee

Discount rate —ongoing benefits	1.50%	1.50%
Rate of compensation increase	2.00%	2.00%

Weighted-Average Assumptions Used to Determine Periodic Costs:
Discount rate —ongoing benefits	2.40%	2.40%
Rate of compensation increase	2.50%	2.50%

Weighted-Average Assumptions used to determine	2015
Benefit Obligations	Severance	Jubilee

Discount rate —ongoing benefits	2.40%	2.40%
Rate of compensation increase	2.50%	2.50%

Weighted-Average Assumptions Used to Determine Periodic Costs:
Discount rate —ongoing benefits	2.50%	2.50%
Rate of compensation increase	3.00%	3.00%

ESTIMATED FUTURE BENEFIT PAYMENTS AND AMORTIZATION

The following table presents estimated future gross benefit payments (in EUR thsd):

	Gross Benefit Payments
	Severance	Jubilee	Total
2018	40	16	56
2019	109	30	139
2020	71	45	116
2021	60	49	109
2022	142	55	197
2023 - 2028	951	162	1,113
Total	1,373	357	1,730

NOTE          15                                 TRANSACTIONS WITH RELATED PARTIES

The Company is and was engaged in transactions with the US ultimate parent company, MVC Capital Inc., with Tekers Holdings, Latvia, 100% owned by MVC Capital Inc. on commercial terms in their respective markets, considering the characteristics of the goods or services involved.

MVC CAPITAL INC.

As of December 31, 2017, MVC Capital Inc. had a 100 percent beneficial ownership interest in the Company.

In course of the cross border merger in 2013 MVC Capital Inc. made a capital contribution of USD 5 million (EUR 3.7 million) to MVC Automotive Group GmbH. Additionally the outstanding bridge loan (principal plus interest) of USD 1.8 million (EUR 1.3 million) was converted into further contribution. The total contribution of capital recorded in consolidated equity of MVC Automotive Group GmbH was EUR 5 million.

A recapitalization of the MVC Automotive Group GmbH by MVC Capital Inc. by an amount of EUR 2.9 million took place in May 2014. This was partly used to increase the share capital of Somotra

N.V. by EUR 2.3 million in 2014 through a contribution in kind for a corresponding amount made by MVC Automotive Group GmbH to the Company.

To improve the capital structure and preserve liquidity a further recapitalization of the MVC Automotive Group GmbH by MVC Capital Inc. by an amount of EUR 4 million took place in 2015.

In 2016 a bridge loan of USD 3.8 million was granted from MVC Capital Inc. to MVC Automotive Group GmbH.

In 2017 an additional refinancing of EUR 2.0 million was granted to MVC Automotive Group GmbH, whereof EUR 1,032 thsd. are a capital contribution and EUR 1.0 million (USD 1.1 million) an extension of the bridge loan.  The maturity date of the total bridge loan of USD 4.9 million is June 30, 2019, the interest rate amounts to 6%. The outstanding amount as of December 31, 2017 is EUR 4,360 thsd. (December 31, 2016: EUR 3,673 thsd.) including interest.

CÉGÉAC

On March 11, 2014 the former holding company in Belgium Cégéac S.A. declared bankruptcy. We also refer to Note 12.

SIA TEKERS

On January 2, 2013 MVC Immobilien GmbH (lender) and SIA Tekers Invest, Latvia (borrower) signed a revolving loan agreement up to an amount of EUR 763,500. Repayment date was December 31, 2014 and the applicable interest rate 8.5% per annum. The loan and the related interest amounts to EUR 532 thsd. as of December 31, 2016 whereof EUR 282 were impaired, an amount of EUR 250 was settled 2017.

JSC TEKERS

On August 1, 2016 auto Motol Beni a.s. (borrower) and Tekers Holdings, Lativia  (lender) signed a loan agreement, related to the sale of the premises in Strakonicka from auto Motol Beni a.s. (refer to Note 5). For the financial liability of EUR 198 thsd. as of December 31, 2017 (December 31, 2016: EUR 209 thsd.), interest of 4% is charged. The liability has to be repaid in monthly instalments until 2021.

RELATED PARTY SUMMARY

Amounts due from and to related parties as of December 31, 2017 and 2016 were as follows (in EUR thsd):

	2017
	MVC Inc.	Tekers	Total
Current portion long-terms financial liabilities (Note 10)	0	44	44
Financial liabilities long-term (Note 10)	4,360	154	4,514

	2016
	MVC Inc.	Tekers	Total
Amounts due from related parties short-term	0	532	532
Allowance on amounts due from related parties		-282	-282
Financial liabilities due to related parties short-term (Note 10)	3,673	0	3,673
Current portion long-terms financial liabilities (Note 10)	0	44	44
Financial liabilities long-term (Note 10)	0	165	165

NOTE          16                                 GEOGRAPHIC INFORMATION

Revenues, net are allocated to geographic areas based on the customer location.

Revenue, net	2017	2016	2015
Austria	116,246	109,249	106,234
Belgium	0	435	23,402
Czech Republic	41,508	40,250	36,380
Total	157,754	149,934	166,016

Advertising costs amount to EUR 828 thsd. in 2017 (2016: EUR 852 thsd. and 2015: EUR 638 thsd.).

Long-lived assets consist of property, plant and equipment (refer to Note 5) and equipment and other assets on operating leases (refer to Note 12), net of accumulated depreciation and amortization. Long-lived assets by geographic area were as follows (in EUR thsd.):

Long-lived Assets	2017	2016
Austria	15,424	16,113
Czech Republic	4,005	4,622
Total	19,429	20,735

NOTE          17                                 SUBSEQUENT EVENTS

Subsequent events have been evaluated through August 30, 2018.

In March 2018 CARL Autovermietung GmbH, a new company for long-term car rental, was founded. The new company is a 100% subsidiary of MVC Automotive Austria GmbH.

Since the beginning of 2018 MVC Automotive Group also represents the brands Jeep and Nissan.

In March 2018 MVC Automotive Group GmbH received another EUR 1.85 million recapitalization from MVC Capital Inc, USA.

The maturity date of the bridge loan of USD 4.9 million was extended to June 30, 2019.

There are no other subsequent events to be mentioned.

NOTE          18                                 DIRECTORS’ REMUNERATION

DIRECTORS’ REMUNERATION

The costs relating to the remuneration of the Board of Directors for the year 2017 were EUR 0.4 million (2016: EUR 0.4 million and 2015: EUR 0.4 million)

Vienna, August 30, 2018

The Managing Directors:

Alexander Bittner                 Puneet Sanan                   Michael Tokarz        Scott David Foote